Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alamo Group Inc. 2005 Incentive Stock Option Plan of Alamo Group Inc. and to the incorporation by reference therein of our reports dated March 7, 2007, with respect to the consolidated financial statements of Alamo Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, of Alamo Group Inc. management's assessments of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Alamo Group Inc., filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Antonio, Texas
May 3, 2007